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                                                                    EXHIBIT 99.4

        UNIVERSAL COMPRESSION ANNOUNCES PROPOSED FINANCING TRANSACTIONS
                         RELATED TO PENDING ACQUISITION


HOUSTON, TEXAS, JANUARY 26, 2001 -- Universal Compression Holdings, Inc. (NYSE:
UCO) today announced its proposed financing transactions in connection with the pending acquisition of Weatherford Global Compression Services, L.P. ("WGC").

The Company intends to raise at least $427 million under a new operating lease facility to be funded primarily through an offering of approximately $350 million in senior secured notes by an unaffiliated entity (the "SSN Operating Lease Facility"). The Company also intends to enter into a new secured revolving credit facility of up to $125 million and a new asset-backed securitization operating lease facility of up to $200 million ("the "ABS Operating Lease Facility"). The Company initially expects to fund approximately $75 million under the ABS Operating Lease Facility and expects to have no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities will be used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company and WGC. Completion of these proposed financing transactions is subject to the closing of the WGC acquisition, market conditions and other customary closing conditions.

After giving effect to the WGC acquisition and the proposed financing transactions, the Company expects to have approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company will cause to have funded approximately $427 million under the SSN Operating Lease Facility and approximately $75 million under the ABS Operating Lease Facility. Upon closing of the WGC acquisition, the Company will have unused commitments of approximately $250 million under the ABS Operating Lease Facility and the revolving credit facility.

The Company's pro forma operating profits, including EBITDA, for the combined entity following the WGC acquisition will not be impacted by the proposed financing transactions. However, the Company's interest expense, depreciation and amortization as well as earnings per share will be impacted by the updated transactions as compared to its previously published pro forma information. The effects of these financing transactions, including assumed interest rates, are included in the Company's revised unaudited pro forma combined condensed financial information that will be publicly available in the Company's filings with the Securities and Exchange Commission.

The WGC acquisition is subject to various conditions, including the approval by the Company's shareholders of the issuance of shares as consideration for the acquisition, financing conditions and other customary closing conditions. There can be no assurance the WGC acquisition will be consummated, or that any or all of the proposed financing transactions will be obtained or, if obtained will be on terms favorable to the Company.

The securities have not been and will not be registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent

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registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, including the notes.

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the Company's control, which could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its businesses. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are the failure to consummate the proposed WGC acquisition, unfavorable financing terms and conditions, completion of the new notes offering, inability to successfully integrate acquisitions, demand for the Company's products and services future sales and profits, the impact of general economic or business factors and other risk factors. These risk factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, copies of which are available to the public. The Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.